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                                                                   EXHIBIT 4.9




                                 STAFF BUILDERS, INC.
                           1993 EMPLOYEE STOCK PURCHASE PLAN


     The following constitute the provisions of the 1993 Employee Stock Purchase Plan of Staff Builders, Inc.

     1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. DEFINITIONS.

     (a) "BOARD" shall mean the Board of Directors of the Company.

     (b) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "COMMITTEE" shall mean the Compensation and Stock Option Committee of the Company.

     (d) "COMMON STOCK" shall mean the Class A Common Stock of the Company, par value $.01 per share.

     (e) "Company" shall mean Staff Builders, Inc., a Delaware corporation.

     (f) "COMPENSATION" shall mean regular base salary, plus overtime payments and bonuses.

     (g) "EMPLOYEE" shall mean any individual who is a full-time or part-time employee of the Company or any Subsidiary for purposes of tax withholding under the Code and who was employed by the Company or a Subsidiary for 500 or more hours during the twelve (12) month period immediately preceding the employee's initial Enrollment Date. Notwithstanding anything contained herein to the contrary, no employee shall be excluded from participating in the Plan if he or she is eligible to participate in the Plan in accordance with the provisions of Section 423(b)(4) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.


     (h) "ENROLLMENT DATE" shall mean the first day of each Offering Period.

     (i) "EXERCISE DATE" shall mean the last day of each Offering Period.

     (j) "FAIR MARKET VALUE,'' shall mean, as of any date, the closing price for Common Stock as reported on the NASDAQ National Market System (or, if no sales were reported on such date, the closing price on the last day on which the Common Stock was traded).

     (k) "OFFERING PERIOD" shall mean the period of approximately three
(3) months during which an option granted pursuant to the plan may be exercise, commencing on the first Trading Day on or immediately


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following the January 1, April 1, July 1, and October 1, of each year and terminating on the last Trading Day in the period ending approximately three
(3) months later, except that the first Offering Period under the Plan shall commence on or about October 1, 1993, or such other date as the Committee shall determine, and end on the last Trading Day in the period ending three (3) months later. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.


     (l) "PLAN" shall mean this 1993 Employee Stock Purchase Plan.


     (m) "PURCHASE PRICE" shall mean an amount equal to 90% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

     (n) "RESERVES" shall mean the number of shares of Common Stock covered by each option under the plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

     (o) "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.


     (p) "TRADING DAY" shall mean a day on which the NASDAQ National Market Systems is open for trading.

      3. ELIGIBILITY.

     (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to anticipate in the Plan.

     (b) Any provisions of the plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock
(determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. PARTICIPATION.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions of the form provided by the Company and filing it with the Company's payroll office at least ten
(10) business days prior to the applicable Enrollment Date or such other period as the Committee shall determine.


      (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9 hereof.


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     5. PAYROLL DEDUCTIONS.

     (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in whole percentages in an amount not less than one percent (1%) and not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the participant's Compensation during said Offering Period.

     (b) All payroll deductions made for a participant under the Plan shall be credited to his or her account. A participant may not make any additional payments into such account.

     (c) A participant may discontinue his or her participation in the Plan as provided in Section 9 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new subscription agreement unless otherwise determined by the Committee in its sole discretion. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9 hereof.

     (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in prior Offering Periods which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $22,500. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9 hereof.

     (e) The Company may provide for, to the extent applicable, the withholding of any federal, state or local taxes with respect to the options granted to participants hereunder.

     6. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each offering Period more than a number of shares determined by dividing $6,250 by the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date, and provided further than such purchase shall be subject to the limitations set forth in Sections 3(b) and 11 hereof. Exercise of the option shall occur as provided in Section 7 hereof, unless the participant has withdrawn pursuant to Section 9 hereof, and the option shall expire on the last day of the Offering Period.

     7. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 9 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to options shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase



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a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 9 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is nontransferable and exercisable only by him or her.

     8. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery by mail to each participant at his or her last known address on the books of the Company, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

     9. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

     (a) A participant may withdraw all but not less than all the payroll deductions credit to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company on the form provided by the Company. All of the participant's payroll deductions credited to his or her account will be paid to such participant as soon as administratively practicable after receipt of a notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws during an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

     (b) Upon a participant's ceasing to be an Employee for any reason, he or she will be deemed to have elected to receive the whole number of shares than can be purchased at the applicable Purchase Price with the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option together with any remaining cash in such participant's account. In the case of his or her death, such shares and/or cash shall be given to the person or persons entitled thereto under Section 13 hereof.

     10. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

     11. STOCK.

     (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be one million (1,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

     (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

     12. ADMINISTRATION.

     (1) PLAN ADMINISTRATOR. The Plan shall be administered by the Committee. The committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility under the Plan, to adjudicate all disputed claims filed under the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.


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      (b) RULE 16b-3 LIMITATIONS. Notwithstanding the provisions of
Subsection (a) of this Section 12, in the event that Rule 16b-3
("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") provides specific requirements for the administrators of plans of this type, the Plan shall be administered only by such persons or committee and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3.

      13. DESIGNATION OF BENEFICIARY.

      (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option.

      (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

      14. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9 hereof.

      15. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      16. REPORTS. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amount of payroll deductions during the period covered by the statement, the Purchase Price of shares of Common Stock purchased during the period covered by the statement, the number of shares purchased during the period covered by the statement and the remaining cash balance, if any.

      17. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

      (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly

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provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

      (b) DISSOLUTION OR LIQUIDATION, ETC. In the event of the proposed dissolution, liquidation or discontinuance of business operations of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee.

      (c) MERGER OR ASSET SALE. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board or the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger, consolidation or sale of assets, the Committee shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, unless otherwise provided by the Committee, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 9 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or consolidation, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets, merger or consolidation, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or consolidation by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets, merger or consolidation was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or consolidation.

      18. AMENDMENT OR TERMINATION.

      (a) The Board or the Committee may at any time and of any reason amend the Plan. The Board may at any time and for any reason terminate the Plan. Except as provided in Section 17 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 17 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

      (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the board or the Committee shall be entitled to change the

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Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan.

      19. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      20. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all provisions of applicable law.

      As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares.

      21. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as member of the Board or as members of the Committee, the Company shall indemnify the members of the Committee against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Committee member shall notify the Company in writing, giving the Company an opportunity as its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

      22. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18 hereof.

      23. ADDITIONAL RESTRICTIONS OF RULE 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

      24. RIGHT OF DISCHARGE RESERVED. Nothing in the Plan shall confer upon a participant or any other person the right to continue in the employment of the company or any Subsidiary or affect any right which the Company or such Subsidiary may have to terminate the employment of the participant or any other person.

      25. GOVERNING LAW. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of New York.